January 31, 2005



U.S. Global Accolade Funds
7900 Callaghan Road
San Antonio, Texas 78229

Ladies and Gentlemen:

As counsel to U.S. Global Accolade Funds (Trust), a Massachusetts business trust, I have been asked to render an opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (Shares) representing interests in the Global Emerging Markets Fund, the Shares of such fund being a series of the Trust, as more fully described in the Prospectus and Statement of Additional Information contained in such Registration Statement, and such other documents, records, and certificates as I deemed necessary for the purposes of this opinion.

Based on the foregoing, it is my opinion that the Shares, when issued, delivered, and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Trust.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement filed under Part C.

Sincerely,


/s/Susan B. McGee
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Susan B. McGee
General Counsel, Executive Vice President
U.S. GLOBAL ACCOLADE FUNDS

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